REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



To the Shareholders and Board of Trustees of Liberty Funds Trust III

In planning and performing our audits of the financial statements of each of the funds of Liberty Funds Trust III listed in the Appendix attached hereto (the Funds) for the year ended October 31, 1999, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit  pertain to the entity's objective of preparing financial
statements for external purposes that are  fairly   presented  in  conformity
with  generally   accepted   accounting principles.   Those  controls
include  the   safeguarding  of  assets  against
unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose
all matters in  internal   control  that  might  be  material   weaknesses
under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal
control  and  its  operation,   including  controls  for  safeguarding
securities, that we consider to be material weaknesses as defined above at
October 31, 1999.

This report is intended solely for the information and use of management, the Board of Trustees of Liberty Funds Trust III, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                             ERNST & YOUNG LLP
Boston, Massachusetts
December 10, 1999

                                   Appendix


Funds of Liberty Funds Trust III audited for the year ended October 31, 1999:


                           The Crabbe Huson Special Fund, Inc.
                           Crabbe Huson Small Cap Fund
                           Crabbe Huson Managed Income & Equity Fund
                           Crabbe Huson Equity Fund
                           Crabbe Huson Real Estate Investment Fund
                           Crabbe Huson Oregon Tax-Free Fund
                           Crabbe Huson Contrarian Income Fund
                           Crabbe Huson Contrarian Fund
                           The Colonial Fund